Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of CytRx Corporation of our report dated March 23, 2022, with respect to the financial statements of CytRx Corporation as of December 31, 2021 and 2020, and for the years then ended, which appear in the Annual Report on Form 10-K of CytRx Corporation for the year ended December 31, 2021, filed with the Securities and Exchange Commission on March 23, 2022. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

Weinberg & Company
Weinberg & Company, P.A.
Los Angeles, California
March 23, 2022